EXHIBIT 99.1

PROG Holdings Appoints Two New Independent Directors to Board

New board members bring deep digital marketing insight and experience using data and technology to drive meaningful consumer engagement and growth and technology to drive meaningful consumer engagement and growth

SALT LAKE CITY, September 9, 2021- PROG Holdings, Inc. (NYSE:PRG), the fintech holding company for Progressive Leasing, a leading provider of e-commerce, app-based, and in-store lease-to-own purchase options, Vive Financial, a provider of omnichannel second-look revolving credit products, and Four Technologies, a provider of buy now, pay later technologies, has appointed Caroline Sheu and Ray Martinez to its Board of Directors.

“Caroline and Ray are recognized leaders who have built large digital brands based on strong consumer loyalty and engagement and their collective experiences will be a welcome and valuable addition to our Board,” said Ray Robinson, Chairman of PROG Holdings.

“We’re pleased to welcome Caroline and Ray as new independent directors,” said Steve Michaels, PROG Holdings’ President and Chief Executive Officer. “Their passion for building meaningful consumer experiences, particularly by harnessing data and technology to accelerate growth across a number of different digital channels, will be a tremendous asset as we continue to execute on our plan of creating value and long-term growth.”

With the addition of Ms. Sheu and Mr. Martinez, PROG Holdings has added three new independent directors to its Board in 2021, each of whom possesses significant experience integrating and growing digital capabilities to drive engagement and expansion through connected and personalized consumer experiences. The Company believes these skillsets are highly relevant as it continues to grow its share of the non-prime financial consumer market and expand into new products and services.

The Board’s Nominating and Corporate Governance Committee engaged executive search firm Spencer Stuart to assist with the nationwide search for potential director candidates.
About Caroline Sheu
Caroline Sheu brings over 20 years of experience transforming marketing organizations to adapt to rapidly changing consumer and technology trends. Ms. Sheu is the Global Director of Digital Marketing for the Google Store, Google’s direct-to-consumer channel for Google hardware and service, which includes its Nest, Pixel, and Fitbit brands. Prior to Google, Ms. Sheu was the Senior Vice President of North America Marketing at Ancestry, where she led marketing and consumer experience for the company’s North America business. She has also served as the Vice President of Global Digital and Customer Marketing at GAP, where she led digital and mobile transformation, including building and launching the company’s first-ever native mobile shopping apps for its GAP, Old Navy, Banana Republic, and Athleta brands. Ms. Sheu was also the Chief Marketing Officer at Care.com, a leading online marketplace for care services. Before Care.com, she spent 10 years in digital entertainment and gaming, holding a variety of management roles at Disney Interactive, Sony Network Entertainment, and Electronic Arts.
About Ray Martinez
Ray Martinez is the Co-Founder and President of EVERFI, an international technology company driving social change on the most challenging issues affecting society through education. As a leader in digital learning, Mr. Martinez oversees the development of a variety of educational programs related to financial wellness, healthcare literacy, data science, mental health, and other critical skills. EVERFI’s courses are implemented in K-12 schools, the workplace, and communities nationwide reaching more than seven million learners each year. Mr. Martinez has also led large-scale strategic partnerships with global financial services companies to reach learners where they live, work, and engage. He has considerable regulatory experience and has worked closely with the Consumer Financial Protection Bureau and multiple states’ Attorneys General on financial literacy matters. Mr. Martinez is a thought leader and frequent speaker and author on topics related to systemic inequality. He also serves on the board of the JumpStart Coalition for Personal Financial Literacy in Washington, D.C.

About PROG Holdings, Inc.
PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides transparent and competitive payment options to consumers. The Company owns Progressive Leasing, a leading provider of e-commerce, app-based, and in-store point-of-sale lease-to-own purchase options, Vive Financial, an omnichannel provider of second-look revolving credit products, and Four Technologies, provider of buy now, pay later technologies through its platform, Four. More information on PROG Holdings' companies can be found at https://www.progholdings.com.

Investor Contact
John Baugh, CFA
VP, Investor Relations
john.baugh@progleasing.com

Media Contact
Mark Delcorps
Director, Corporate Communications
media@progleasing.com